Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2016 RESULTS

ALPHARETTA, GA, May 4, 2016 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported earnings results for the three-month period ended March 31, 2016.

Financial Results Summary

•
First quarter Net Sales of $214.6 million increased 14.1% versus the prior year quarter, and were up 17.5% on a constant currency basis (see non-GAAP reconciliations), driven by the Argotec acquisition and reflecting strong Engineered Paper segment performance; excluding the Argotec acquisition, first quarter Net Sales would have decreased 3.1%, but increased 0.2% on a constant currency basis

•
First quarter Income from Continuing Operations was $21.1 million, up from $18.8 million in the prior year quarter; first quarter Adjusted Income from Continuing Operations (see non-GAAP reconciliations) was $24.4 million, up from $22.5 million in the prior year quarter

•
First quarter Income from Continuing Operations per Diluted Share was $0.69, up from $0.61 in the prior year quarter; first quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.80, up from $0.74 in the prior year quarter, and included a $0.04 gain on sale of water rights and a $0.03 negative impact from currency translation

Business Highlights & Outlook

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First quarter Engineered Papers (EP) segment Net Sales decreased 2.6% versus the prior year quarter, but increased 1.4% on a constant currency basis; cigarette paper volumes including the Chinese JV (CTM) increased 8%, reconstituted tobacco volumes including the Chinese JV (CTS) declined 24% in part due to sales timing, and non-tobacco paper volumes increased 32%

•
Strong first quarter EP segment adjusted operating profit margin expansion of nearly 400 basis points reflected the benefits of double-digit LIP volume growth and effective cost controls, which offset RTL volume weakness and negative currency impacts

•
First quarter Advanced Materials & Structures (AMS) segment Net Sales increased 75.3% versus the prior year quarter, but decreased 4.9% excluding the impact of the Argotec acquisition; water filtration sales growth was more than offset by planned reductions of low-margin industrial sales, negative timing impacts of certain large sales orders, continued softness related to the oil, gas, and mining sectors, and negative currency impacts

•	Argotec, which benefited from favorable timing of certain surface protection sales, was the primary driver of AMS's first quarter adjusted operating profit margin expansion of nearly 250 basis points

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "First quarter results represented a continuation of the very strong cigarette paper momentum we experienced late last year, anticipated weakness in RTL, and the positive contributions of Argotec. While first quarter Adjusted EPS of $0.80 included a non-operating gain as well as a loss in our Chinese Recon JV, when normalizing these items to reflect our full year expectations, first quarter results are consistent with the assumptions incorporated into our 2016 Adjusted EPS guidance of $3.15. On a constant currency basis, first quarter 2016 Adjusted EPS was up 12% versus the prior year quarter. In the Engineered Papers segment, we continue our strategic actions intended to profitably maintain our share through aggressive commercial and cost reduction programs as well as through certain legal activities, and in the Advanced Materials & Structures segment, we are beginning to optimize our growth platform across the four acquired business with a focus on commercial synergies and manufacturing improvements to drive higher margins."

"LIP volumes increased more than 10% in the first quarter, and were a strong contributor to solid EP segment sales and margin performance. We also saw year-over-year growth in conventional cigarette papers, contributing to total cigarette paper volume growth of 8%. Our European customers continued to build inventory ahead of an approaching regulatory change, and also appeared to benefit from improved attrition rates and reduced impact of illicit trade. While non-tobacco paper volumes were up significantly, these gains were predominantly in filler products with limited profit contributions. Regarding our Chinese joint ventures, our Recon JV generated a loss in the first quarter, offsetting the profits of our paper JV. However, we project growth in 2016 for the combined EPS contribution of the two JVs from the $0.22 they delivered in 2015."

"Within our AMS segment, water filtration sales continued to grow, however in our industrial end-segment we had a difficult comparison versus first quarter 2015 when certain customers generated unusually strong sales. In addition, we also still experienced some negative effects from the downturn of the oil, gas, and mining sectors, which adversely impacted our product mix. In response, in late 2015 we reduced certain capacity to lower our costs. We also exited certain low-margin industrial volumes during the second half of 2015 to more heavily weight our portfolio toward strategic, high-value products. While these actions contributed to our organic sales decline, and temper our 2016 sales growth expectations, they are key to improving the profitability of the base DelStar business, which is a key priority following a year of integrating two bolt-on acquisitions and opening a new facility in Poland. Although Argotec's results are excluded from our reported organic growth, we are pleased with the year-over-year growth of the business and particularly strong first quarter results, which were in part driven by a customer inventory build of attractive surface protection products. We remain excited about Argotec's prospects and are currently working to maximize cross-selling opportunities for its specialty films."

Mr. Villoutreix concluded, "2016 is off to a solid start, though we maintain our view that certain favorable LIP trends are likely to reverse in the coming quarters. As we progress through the year, we expect LIP volume strength to taper off, RTL to remain weak, our Chinese JVs to generate strong profits, steady sales and operating improvements within DelStar, and continued positive results from Argotec. We remain committed to our strategic plans to maximize cash flow in Engineered Papers and diversify for growth through an increasingly integrated AMS platform, with nearly 40% of first quarter sales outside of tobacco. We believe our strong cash flow and healthy balance sheet provide a solid foundation to support our balanced capital allocation strategy and long-term transformation toward a more growth-oriented enterprise.”

First Quarter 2016 Financial Results

Net Sales were $214.6 million in the quarter ended March 31, 2016, up 14.1% versus $188.0 million in the prior year quarter. The Argotec acquisition contributed $32.5 million of incremental Net Sales versus the prior year quarter and unfavorable currency translation resulted in an approximately $6.3 million negative Net Sales impact. Absent the impact of currency movements, Net Sales in the first quarter would have increased 17.5%, and increased 0.2% excluding the Argotec acquisition, due mainly to strength in the Engineered Papers segment. First quarter EP segment Net Sales were down 2.6% compared to the prior year quarter, but up 1.4% absent currency impacts. Positive trends in LIP and other cigarette papers offset declines in RTL. The AMS segment contributed $71.0 million in Net Sales in the first quarter of 2016, up 75.3% compared to the prior year quarter, including the Argotec acquisition. Excluding the impact of the Argotec acquisition, first quarter AMS segment Net Sales would have decreased 4.9%, due primarily to lower sales to industrial end-segment customers, including the exit of certain low-margin volumes as well as sales timing patterns, continued softness related to the oil, gas, and mining sectors, and negative currency effects.

Operating Profit from Continuing Operations was $31.6 million in the quarter ended March 31, 2016, versus $22.5 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $36.5 million in the quarter ended March 31, 2016, versus $28.0 million in the prior year quarter. Compared to the prior year period, the Company benefited from strong cigarette paper performance, particularly LIP, operating improvements in the EP segment, and incremental profits from the Argotec acquisition, including the favorable timing benefits of certain surface protection sales. These factors were partially offset by $1.4 million of unfavorable net currency movements, as well as LIP pricing concessions, RTL volume declines, and sales declines in certain AMS end-segments.

Income from Continuing Operations was $21.1 million for the quarter ended March 31, 2016, versus $18.8 million in the prior year quarter. This equated to Income from Continuing Operations Per Diluted Share of $0.69 for the first quarter versus $0.61 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.80 in the first quarter of 2016 versus $0.74 in the prior year period. First quarter 2016 Adjusted EPS benefited by $0.04 from the sale of water rights, but was reduced by $0.03 due to negative currency translation impacts.

The effective income tax rate for continuing operations for the first quarter of 2016 was 27.6%, up from 24.0% in the first quarter of 2015, due to both a higher concentration of profits generated in higher-tax jurisdictions coupled with a reduction in the generation of certain foreign tax credits.

During the first quarter of 2016, the Company secured a favorable verdict in one of the LIP patent suits it filed against a competitor. The competitor has appealed and enforcement of the verdict has been stayed pending the appeal. Three other LIP patent law suits against the competitor remain in process and the Company does not expect verdicts in those suits in the near-term. No assurances can be given as to the ultimate outcome of this patent litigation.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $17.7 million for the three months ended March 31, 2016, compared with $11.2 million in 2015. In addition to higher net income, the Company's working capital-related cash outflows were $6.0 million more favorable than in the prior year quarter. Capital spending was $4.5 million during the three months ended March 31, 2016, below the $5.2 million during the prior year quarter. Free Cash Flow (see non-GAAP reconciliations) was $13.0 million in the first quarter of 2016, versus $5.8 million in the prior year quarter. In the three months ended March 31, 2016, the Company paid $12.2 million in dividends to shareholders.

Debt, net of cash and adjusted for debt issuance costs (see non-GAAP reconciliations), was $390.4 million on March 31, 2016, versus $393.7 million at December 31, 2015. As of March 31, 2016, the Company's Net Debt to Adjusted EBITDA was approximately 2.3x per the terms of the current credit facility, which makes certain adjustments to foreign cash balances.

The Company announced that a quarterly cash dividend of $0.40 per share will be payable on June 24, 2016 to stockholders of record as of May 27, 2016.

2016 Financial Outlook (as issued in February 2016)

In February 2016, the Company issued annual guidance of $3.15 for 2016E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). From a quarterly perspective, financial results are likely to be considerably stronger in the first half of the year versus the second half, given the expected reversal of the favorable LIP trends related to customer inventory builds, as well as our European RTL volume weakness becoming more pronounced as the year progresses. Excluded from guidance are non-cash amortization expenses associated with intangible assets in the AMS segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions.

The Company expects 2016 capital expenditures of approximately $30 million.

Conference Call

SWM will hold a conference call to review first quarter 2016 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 5, 2016. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the Company’s product portfolio and end segments served to include filtration, surface protection, medical and industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,100 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2016 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, the outcome of LIP-related intellectual property litigation, currency rates and trends and impact on EPS, 2016 momentum, future cash flows, effective tax rates, 2016 LIP sales trends including on our 2016 results, purchase accounting impacts, LIP pricing, diversification efforts of our AMS segment and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

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Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property litigation in Germany and the European Patent Office opposition proceedings;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2015 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Year Ended March 31,
	2016	2015	% Change
Engineered Papers	$143.6	$147.5	(2.6)%
Advanced Materials & Structures	71.0	40.5	75.3
Total Consolidated	$214.6	$188.0	14.1%

Operating Profit (Loss) from Continuing Operations
	Year Ended March 31,
			Return on Net Sales
	2016	2015	2016	2015
Engineered Papers	$35.5	$27.8	24.7%	18.8%
Advanced Materials & Structures	5.2	2.6	7.3	6.4
Unallocated	(9.1)	(7.9)
Total Consolidated	$31.6	$22.5	14.7%	12.0%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Year Ended March 31,
	2016	2015
Engineered Papers	$0.9	$3.8
Advanced Materials & Structures	3.7	1.5
Unallocated	0.3	0.2
Total Consolidated	$4.9	$5.5

Adjusted Operating Profit (Loss) from Continuing Operations*
	Year Ended March 31,
			Return on Net Sales
	2016	2015	2016	2015
Engineered Papers	$36.4	$31.6	25.3%	21.4%
Advanced Materials & Structures	8.9	4.1	12.5	10.1
Unallocated	(8.8)	(7.7)
Total Consolidated	$36.5	$28.0	17.0%	14.9%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$214.6	$188.0
Plus: Currency impact compared to prior year	6.3	17.8
Constant Currency Net Sales	$220.9	$205.8

Operating profit from continuing operations	$31.6	$22.5
Plus: Restructuring expense	1.8	4.0
Plus: Purchase accounting adjustments	3.1	1.5
Adjusted Operating Profit from Continuing Operations	$36.5	$28.0

Income from continuing operations	$21.1	$18.8
Plus: Restructuring expense, net of tax	1.4	2.7
Plus: Purchase accounting adjustments, net of tax	1.9	1.0
Adjusted Income from Continuing Operations	$24.4	$22.5

Income per share - diluted	$0.69	$0.61
Plus: Loss (income) per share from discontinued operations	—	—
Income from continuing operations per diluted share	0.69	0.61
Plus: Restructuring expense, net of tax, per share	0.05	0.09
Plus: Purchase accounting adjustments, net of tax, per share	0.06	0.04
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.80	$0.74

Income from continuing operations	$21.1	$18.8
Plus: Interest expense	4.6	1.7
Plus: Income tax provision	8.1	5.5
Plus: Depreciation & amortization	10.8	9.7
Plus: Restructuring expense	1.8	4.0
Adjusted EBITDA from Continuing Operations	$46.4	$39.7

Cash provided by operating activities of continuing operations	$17.7	$11.2
Less: Capital spending	(4.5)	(5.2)
Less: Capitalized software costs	(0.2)	(0.2)
Free Cash Flow from Continuing Operations	$13.0	$5.8

	March 31, 2016	December 31, 2015

Total Debt per Balance sheet	$582.3	$571.5
Add: Capitalized debt issuance costs	8.3	8.7
Less: Cash	200.2	186.5
Net Debt	$390.4	$393.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2016 GUIDANCE FROM CONTINUING OPERATIONS

As Issued in February 2016	2016E
2016E Diluted Earnings Per Share from Continuing Operations	$2.76
Plus: Restructuring/Impairment expense per share	0.13
Plus: Purchase accounting intangible asset amortization per share	0.26
2016E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.15

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.